Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 50,876,335.86	0.0001381	$ 7,026.02
Fees Previously Paid
	Total Transaction Valuation:	$ 50,876,335.86
	Total Fees Due for Filing:			$ 7,026.02
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 1,845.25
	Net Fee Due:			$ 5,180.77
Offering Note
[1]	Calculated as the aggregate maximum purchase price for Class S common shares of beneficial interest, par value $0.01 per share, of KKR FS Income Trust Select ("Shares"), based upon the net asset value per Share as of April 30, 2026 of $25.06. This amount is based upon the offer to purchase up to 2,030,181 Shares. Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by Fee Rate Advisory No. 1 for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-94422	06/02/2025		$ 1,845.25
Fee Offset Sources		KKR FS Income Trust Select	Schedule TO	005-94422		06/02/2025		$ 793.48
Fee Offset Sources		KKR FS Income Trust Select	Schedule TO	005-94422		09/02/2025		$ 631.92
Fee Offset Sources		KKR FS Income Trust Select	Schedule TO	005-94422		12/01/2025		$ 419.85
Explanation of the basis for claimed offset:
[1]	An aggregate fee of $1,127.85 was paid with the filing of the Schedule TO-I by KKR FS Income Trust Select on June 2, 2025 (the "June 2025 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the June 2025 Schedule TO-I filed on July 28, 2025 was $36.85, as $240,672.75 of Shares were tendered in connection with the related tender offer. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $1,091 of the filing fee paid in connection with the June 2025 Schedule TO-I was used to offset the remaining filing fee due in connection with the filing of the Schedule TO-I by KKR FS Income Trust Select on March 2, 2026 (the "March 2026 Schedule TO-I"). More specifically, $297.52 from the filing fee paid in connection with the June 2025 Schedule TO-I was used to offset the final transaction fee due from the March 2026 Schedule TO-I filing, and the remaining $793.48 from the June 2025 Schedule TO-I remains available to offset future filings. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $793.48 portion of the filing fee paid in connection with the June 2025 Schedule TO-I is being used to offset a portion of the filing fee in connection with this Schedule TO-I. An aggregate fee of $1,357.54 was paid with the filing of the Schedule TO-I by KKR FS Income Trust Select on September 2, 2025 (the "September 2025 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the September 2025 Schedule TO-I filed on October 27, 2025 was $725.62, as $4,739,510.35 of Shares were tendered in connection with the related tender offer. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $631.92 portion of the filing fee paid in connection with the September 2025 Schedule TO-I is being used to offset a portion of the filing fee in connection with this Schedule TO-I. An aggregate fee of $1,312.96 was paid with the filing of the Schedule TO-I by KKR FS Income Trust Select on December 1, 2025 (the "December 2025 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the December 2025 Schedule TO-I filed on January 28, 2026 was $893.11, as $6,467,152.48 of Shares were tendered in connection with the related tender offer. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $419.85 portion of the filing fee paid in connection with the December 2025 Schedule TO-I is being used to offset a portion of the filing fee in connection with this Schedule TO-I.